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                                                                      EXHIBIT 16

                       [LETTERHEAD OF ERNST & YOUNG LLP]



February 10, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

In connection with the filing of Amendment No. 2 to Anker Coal Group, Inc.'s (the "Company") Registration Statement on Form S-4 relating to the offer to exchange up to $125,000,000 of its 9-3/4% Series B Senior Notes due 2007 (the "Filing"), we have read and are in agreement with the language contained in the "Experts" section of the Filing. We have no basis to agree or disagree with other statements of the Company contained in the Filing.

Very truly yours,

/s/ Ernst & Young LLP

ERNST & YOUNG LLP